                                                                               .
                                                                               .
                                                                               .



                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



[x]     Filed by the Registrant                              [ ]  Filed by a Party other than the Registrant

Check the appropriate box:
[x]     Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only
                                                             (as permitted by Rule 14a-6(e)(2)
[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Under Rule 14a-12


                                   Filing by:







                             TLC VISION CORPORATION


.................................................................................

                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check appropriate box):

[x]     No fee required

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:





                                       N/A

.................................................................................

(2)     Aggregate number of securities to which transaction applies:



                                       N/A

.................................................................................

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


                                       N/A

.................................................................................



(4)    Proposed maximum aggregate value of transaction:


                                       N/A

.................................................................................


(5)    Total fee paid:



                                       N/A

.................................................................................

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:



                                       N/A


.................................................................................

(2)    Form, Schedule or Registration Statement No.:



                                       N/A


.................................................................................

(3)    Filing Party:


                                       N/A

.................................................................................

(4)    Dated Filed:



                                       N/A

.................................................................................



================================================================================

                             TLC VISION CORPORATION

           NOTICE OF 2005 ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 23, 2005

     NOTICE IS HEREBY GIVEN THAT the 2005 annual and special meeting of the shareholders of TLC Vision Corporation (the "Company") will be held on June 23, 2005 at 9:00 a.m. Eastern Daylight Time at The TSX Auditorium, The Exchange Tower, 130 King Street West, Toronto, Ontario, for the following purposes:

          1. To approve the Company's Shareholder Rights Plan;

          2. To confirm an amendment to the Company's By-Law 2002;

          3. To elect six directors for the ensuing year;

          4. To appoint Ernst & Young LLP as auditors of the Company for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

          5. To receive the consolidated financial statements of the Company for the fiscal year ended December 31, 2004, together with the report of the auditors thereon; and

          6. To transact such further business as may properly come before the annual and special meeting or any adjournment thereof.

     The text of the resolutions approving item 1 and item 2 is contained in Appendix A to the accompanying management information circular.

     The Board of Directors has fixed the close of business on May 12, 2005 as the record date for determining the Company's shareholders entitled to notice of and to vote at its annual and special meeting.

     Management of the Company is soliciting the enclosed proxy. Please refer to the accompanying management information circular for further information with respect to the business to be transacted at the annual and special meeting. The management information circular is deemed to be incorporated by reference in and to form part of this notice.

     The Board of Directors recommends that you vote FOR each of the above proposals.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Brian L. Andrew
                                          General Counsel and Secretary
                                          Mississauga, Ontario
                                          April 19, 2005

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL AND SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED. IF YOU EXECUTE A PROXY CARD, YOU MAY STILL ATTEND THE ANNUAL AND SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. HOWEVER, ATTENDING THE ANNUAL AND SPECIAL MEETING IN PERSON WILL NOT REVOKE YOUR PROXY UNLESS YOU FOLLOW THE PROCEDURES EXPLAINED UNDER "REVOCATION OF PROXIES" IN THE ACCOMPANYING MANAGEMENT INFORMATION CIRCULAR.

                             TLC VISION CORPORATION

                        MANAGEMENT INFORMATION CIRCULAR

                           GENERAL PROXY INFORMATION

     The information contained in this management information circular is given as at April 19, 2005, except where otherwise noted. This management information circular is first being sent or given to shareholders on or about May 27, 2005. All references to "$" shall mean U.S. dollars and all references to "Cdn.$" shall mean Canadian dollars.

SOLICITATION OF PROXIES

     THE INFORMATION CONTAINED IN THIS MANAGEMENT INFORMATION CIRCULAR, WHICH IS A PROXY STATEMENT UNDER U.S. SECURITIES LAW, IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF TLC VISION CORPORATION TO BE HELD ON THURSDAY, JUNE 23, 2005 AT 9:00 A.M. AT THE TSX AUDITORIUM, THE EXCHANGE TOWER, 130 KING STREET WEST, TORONTO, ONTARIO, AND AT ALL ADJOURNMENTS OF THE MEETING, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. It is expected that the solicitation will be made primarily by mail but our directors, officers and employees, without additional remuneration, may also solicit proxies personally. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals. THE SOLICITATION OF PROXIES BY THIS MANAGEMENT INFORMATION CIRCULAR IS BEING MADE BY OR ON BEHALF OF THE COMPANY'S MANAGEMENT and the total cost of the solicitation will be borne by the Company.

     Unless the context requires otherwise, the "Company," "we,", "our," and "us," refer to TLC Vision Corporation.

APPOINTMENT OF PROXIES

     The persons named in the enclosed form of proxy are representatives of the Company's management and are directors or officers of the Company. A SHAREHOLDER WHO WISHES TO APPOINT SOME OTHER PERSON, WHO NEED NOT BE A SHAREHOLDER OF THE COMPANY, TO REPRESENT SUCH SHAREHOLDER AT THE MEETING MAY DO SO BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY.

     To be valid, proxies must be deposited with the Secretary of the Company, c/o CIBC Mellon Trust Company, Proxy Dept., 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9 not later than the close of business on June 21, 2005 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned meeting.

     Our executive office is located at 5280 Solar Drive, Mississauga, Ontario, L4W 5M8. Our registered office is located at 44 Chipman Hill, Suite 1000, P.O. Box 7289, Station "A", Saint John, New Brunswick, E2L 4S6.

NON-REGISTERED SHAREHOLDERS

     Only our registered shareholders, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, the Company's shares beneficially owned by a holder (a "Non-Registered Holder") are registered either:

     - in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares. Intermediaries include banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

     - in the name of a depository (such as The Canadian Depository for Securities Limited or The Depository Trust Company) of which the intermediary is a participant.

     In accordance with Canadian securities law, we have distributed copies of the notice of meeting, this management information circular, the form of proxy and the annual report for the fiscal year ended December 31, 2004 (collectively, the "meeting materials") to the depositories and intermediaries for onward distribution to Non-Registered Holders.

     Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Typically, intermediaries will use a service company (such as ADP Investor Communications ("ADP IC")) to forward the meeting materials to Non-Registered Holders.

     Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.

     A. Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms sent by ADP IC permit the completion of the voting instruction form by telephone or through the Internet at www.proxyvotecanada.com. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

        or

     B. Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Company as described above under "Appointment of Proxies". If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on the Non-Registered Holder's behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided.

     Non-Registered Holders should follow the instructions on the forms they receive and contact their intermediaries promptly if they need assistance.

REVOCATION OF PROXIES

     A registered shareholder who has given a proxy may revoke the proxy by:

          A. completing and signing a proxy bearing a later date and depositing it with the Secretary of the Company as described above; or

          B. depositing an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing: (i) at our registered office at any time up to and including the last business day preceding the day of the meeting, or any adjournment of the meeting, at which the proxy is to be used, or (ii) with the chairman of the meeting on the day of the meeting or any adjournment of the meeting; or

          C. in any other manner permitted by law.

     A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an intermediary at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the intermediary at least seven days prior to the meeting.

VOTING OF PROXIES

     The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares for which they are appointed as proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives FOR each of the resolutions as indicated in the discussion of each resolution below. The scrutineers appointed for the meeting will tabulate votes cast by proxy or in person at the meeting. The scrutineers at the meeting will include common shares that are present and entitled to vote but that abstain or are withheld from voting on a particular matter for purposes of determining the presence of a quorum but not for purposes of determining whether the required vote has been received for a particular matter. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter and has not received instructions from the beneficial owner, such shares will not be considered for purposes of determining the presence of a quorum or for the purposes of determining whether the required vote has been received.

     The form of proxy confers discretionary voting authority on those persons designated in the proxy with respect to amendments or variations to the resolutions identified in the notice of the meeting and with respect to other matters that may properly come before the meeting. Our management knows of no such amendment, variation or other matter to come before the meeting as of the date of this management information circular. However, if such amendments or variations or other matters properly come before the meeting, the management representatives designated in the form of proxy will vote the common shares represented thereby in accordance with their best judgment.

VOTING SHARES AND RECORD DATE

     On April 19, 2005, we had outstanding 70,481,833 common shares. Each holder of common shares of record at the close of business on May 12, 2005, the record date established for notice of the meeting, will, except as otherwise described, be entitled to one vote for each common share held on all matters proposed to come before the meeting or any adjournment thereof, except to the extent that the holder has transferred any common shares after the record date and the transferee of such shares establishes ownership of them and demands, not later than the close of business 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, in which case the transferee will be entitled to vote such shares.

     A quorum for the shareholder meeting will consist of at least two persons present in person and each entitled to vote at the meeting and holding at least 33 1/3% of our outstanding common shares.

                    BUSINESS TO BE CONDUCTED AT THE MEETING

APPROVAL OF THE COMPANY'S SHAREHOLDER RIGHTS PLAN

     We are asking shareholders to approve a shareholder rights plan which was adopted by our board of directors on March 4, 2005. Our previous shareholder rights plan expired in November 2004. The material terms of the shareholder rights plan are summarized below. The summary is qualified in its entirety by reference to the full text of the shareholder rights plan, which is hereby incorporated by reference to our current report on Form 8-K dated March 4, 2005 and filed with the U.S. Securities and Exchange Commission (the "SEC") and the copy of the shareholder rights plan filed on SEDAR at www.sedar.com with the Canadian securities regulatory authorities. A copy of our Form 8-K dated March 4, 2005 may be obtained, without charge, by requesting it in writing from TLC Vision Corporation, 540 Maryville Centre

Drive, Suite 200, St. Louis, Missouri 63141, Attention: Vice President, Corporate Communications, Tel: (888) 289-5824 ext. 8202.

  Background

     The rights plan is contained in an agreement dated as of March 4, 2005, between the Company and CIBC Mellon Trust Company. The primary objective of the rights plan is to provide our shareholders adequate time to properly assess the merits of a take-over bid without undue pressure, to allow competing bids to emerge and to allow our board of directors time to consider alternatives to enable shareholders to maximize the value of their shares. The rights plan encourages a potential acquirer to proceed either by way of a permitted bid, which requires the takeover bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the board of directors.

  Rights

     One right has been issued and is attached to each of our outstanding common shares. One right will also be issued and attached to each common share issued after the adoption of the rights plan. The rights will separate from the common shares and become exercisable ten trading days after a person acquires, or commences a take-over bid to acquire, 20% or more of our common shares. A right only becomes exercisable upon the occurrence of a flip-in event, which is a transaction by which a person becomes an acquiring person and which otherwise does not meet the requirements of a permitted bid.

     When exercised, a right entitles each of our shareholders who is not then attempting to acquire control of the Company to purchase additional common shares at a substantial discount to market value. This purchase would cause substantial dilution to the person or group of persons attempting to acquire control of the Company, other than by way of a permitted bid. We anticipate that no acquiring person will be willing to risk such dilution and so will instead either make a take-over bid that is permitted by the rights plan or negotiate with our board of directors for a waiver of the rights plan. The rights will expire on the termination of the rights plan, unless redeemed before such time.

  Acquiring Person

     An acquiring person is generally a person who becomes the beneficial owner of 20% or more of our outstanding common shares. Under the rights plan, there are various exceptions, including:

     1. a person who acquires 20% or more of the outstanding common shares due to:

          - a reduction in the number of outstanding common shares due to acquisitions of common shares by us;

          - pro rata distributions of common shares by us;

          - the issuance of common shares pursuant to a public distribution provided that the purchaser does not purchase a percentage of the common shares offered under such distribution that is greater than the percentage beneficially owned prior to the public distribution; or

          - the issuance of common shares on an exempt private placement basis, subject to certain limits, including that the purchaser does not become the beneficial owner of more than 25% of our common shares outstanding immediately prior to the private placement; and

     2. underwriters who obtain our common shares for the purposes of a public distribution.

  Beneficial Ownership

     The thresholds for triggering the rights plan are based on the percentage of shares that are beneficially owned by a person. This is defined in terms of legal or equitable ownership of our common shares. In addition, a person is deemed to be the beneficial owner of our common shares in circumstances where that person, and its affiliates or associates and any other person acting jointly or in concert with such person, has a right to acquire our common shares within 60 days. There are various exceptions to this rule, including our common shares held by investment fund managers, trust companies acting in their capacities as trustees and administrators and pension plan administrators.

  Lock-Up Agreements

     A bidder may enter into lock-up agreements with our shareholders whereby such shareholders agree to tender their common shares to a takeover bid without the occurrence of a flip-in event. Any such lock-up agreement must:

     - permit the shareholder to withdraw the common shares to tender to another takeover bid or to support another transaction that exceeds the value of the original bid by as much or more than a specified amount, which specified amount may not be greater than 7% of the value of the original bid; and

     - not provide any break-up fees or termination penalties except within specified limits.

  Certificates and Transferability

     Before the separation time, the rights will be evidenced by the certificates for the common shares to which they are attached. Certificates issued after the date the plan was adopted bear a legend to that effect. Rights will not be transferable separately from the attached common shares before the separation time. From and after the separation time, the rights will be evidenced by rights certificates and will be transferable and traded separately from the common shares.

  Permitted Bid

     If a take-over bid is structured as a permitted bid, a flip-in event will not occur and the rights will not become exercisable. The requirements of a permitted bid include the following:

     - the take-over bid must be made to all shareholders by means of a take-over bid circular;

     - the take-over bid must not permit the bidder to take up any of our common shares that have been tendered to the take-over bid prior to the expiry of a period not less than 60 days after the take-over bid is made, and then only if at such time more than 50% of common shares held by the independent shareholders, being shareholders other than the bidder, its affiliates and persons acting jointly or in concert with such bidder, have been tendered to the take-over bid and not withdrawn;

     - the take-over bid must contain an irrevocable and unqualified provision that, unless it is withdrawn, common shares may be tendered at any time during the 60-day period referred to above and that any common shares deposited under the take-over bid may be withdrawn until they have been taken up and paid for; and

     - if more than 50% of our common shares held by independent shareholders are tendered to the take-over bid within the 60-day period, then the bidder must make a public announcement of that fact and the take-over bid must then remain open for an additional 10 business days from the date of such public announcement.

     The rights plan also allows a competing permitted bid to be made while a permitted bid is in existence. A competing permitted bid is a take-over bid that is made after a permitted bid has been made but prior to its expiry, and which satisfies all of the requirements of a permitted bid except that it may expire on the same date as the permitted bid, provided that the competing permitted bid is open for a minimum of 35 days.

     The requirements of a permitted bid and competing permitted bid enable our shareholders to decide whether the take-over bid or any competing permitted bid is adequate on its own merits, without being influenced by the likelihood that a take-over bid will succeed. Moreover, if there is sufficient support for a take-over bid such that at least 50% of our outstanding common shares have been tendered to it, a shareholder who has not yet tendered to that bid will have a further 10 business days in which to decide whether to withdraw his or her common shares from a competing take-over bid, if any, and whether to tender to the take-over bid.

  Waiver and Redemption

     Our board of directors may waive the application of the rights plan to a particular take-over bid or redeem the rights at a price of US$0.0001 per right in the following circumstances:

     - a waiver can only be given where a take-over bid is made by way of a take-over bid circular;

     - a waiver given in respect of one take-over bid constitutes an automatic waiver in respect of all other competing take-over bids;

     - a waiver may be given in the event of an acquisition of our common shares by any person over the 20% threshold, provided that such person has disposed of the excess shares at the time of the waiver and such acquisition was inadvertent and without any intention to cause a flip-in event; and

     - the rights are deemed to be redeemed upon the successful completion of a permitted bid or a competing permitted bid or a takeover bid for which the application of the rights plan has been waived.

     Our board of directors may, however, terminate the rights plan, with prior shareholder approval or approval of the holders of rights, in the case of termination after the separation time, at any time prior to the occurrence of a flip-in event by redeeming all of the rights that are then outstanding at a price of US$0.0001 per right.

  Termination

     The rights plan will expire at the meeting and every third anniversary after the meeting unless the continuation of the rights plan is approved by our shareholders at each such meeting.

  Board of Directors

     The rights plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith with a view to the best interests of the Company. The board of directors, if a permitted bid is made, continues to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

  Approvals Required

     Management of the Company is asking shareholders to pass Resolution 1, the full text of which is set out in Appendix A to this management information circular, to approve the shareholder rights plan. Our board of directors adopted the shareholder rights plan on March 4, 2005, subject to regulatory and shareholder approval. Approval of the shareholder rights plan by our shareholders is required by the Toronto Stock Exchange (the "TSX"). The affirmative vote of the majority of the votes cast at the meeting is required to approve the shareholder rights plan. THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE THE COMMON SHARES FOR WHICH THEY HAVE BEEN APPOINTED FOR THE APPROVAL OF THE SHAREHOLDER RIGHTS PLAN UNLESS THE SHAREHOLDER WHO HAS GIVEN SUCH PROXY DIRECTS OTHERWISE.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE SHAREHOLDER RIGHTS PLAN.

CONFIRMING AMENDMENTS TO BY-LAW 2002

     In order to comply with NASDAQ requirements, our board of directors has found it necessary to amend section 51 of our by-laws, referred to as By-Law 2002, to increase the quorum at shareholders' meetings from not less than 20% to not less than 33 1/3% of the votes entitled to be cast at any such meeting.

     Management of the Company is asking shareholders to pass Resolution 2, the full text of which is set out in Appendix A to this management information circular, to confirm the amendment to By-Law 2002. Our board of directors approved the amendment to By-Law 2002 on April 19, 2005. The affirmative vote of the majority of the votes cast at the meeting is required to confirm the amendment to By-Law 2002. THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE THE COMMON SHARES FOR WHICH THEY HAVE BEEN APPOINTED FOR THE CONFIRMATION OF THE AMENDMENT TO BY-LAW 2002 UNLESS THE SHAREHOLDER WHO HAS GIVEN SUCH PROXY DIRECTS OTHERWISE.

     Our board of directors unanimously recommends a vote FOR the confirmation of the amendment to By-Law 2002.

ELECTION OF DIRECTORS

     The table below sets out the name and place of residence of each of the individuals who are nominated for election as a director of the Company to hold office until the next annual meeting of our shareholders or until his successor is elected or appointed. The table also sets out the age of the nominee, the position with the Company that each nominee presently holds, the principal occupation of each nominee and the date on which each nominee was first elected or appointed as a director. See the section entitled "Security Ownership of Certain Beneficial Owners and Management" for the number of our common shares that are beneficially owned, directly or indirectly, or over which control or direction is exercised by each nominee. Information on each nominee's business experience during the past five years is included following the table. Our board of directors has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. The members of such committees are indicated in the table below.

                                                                                                  DIRECTOR OF THE
NAME AND PLACE OF RESIDENCE              AGE   POSITION WITH THE COMPANY   PRINCIPAL OCCUPATION    COMPANY SINCE
---------------------------              ---   -------------------------   --------------------   ---------------
Elias Vamvakas.........................  46    Chairman of the Board of    President and Chief    May 1993
Ontario, Canada                                Directors                   Executive Officer of
                                                                           OccuLogix, Inc.
James C. Wachtman......................  44    Chief Executive Officer,    Officer of the         August 2004
Missouri, U.S.A.                               President and Director      Company
Thomas N. Davidson.....................  65    Director(1*)(2)(3)          Corporate Director     October 2000
Ontario, Canada
Warren S. Rustand......................  61    Director(1)(2)(3*)          Management             October 1997
Arizona, U.S.A.                                                            Consultant
Richard Lindstrom, M.D. ...............  57    Director                    Ophthalmologist        May 2002
Minnesota, U.S.A.
Toby S. Wilt...........................  60    Director(1)(2*)(3)          Corporate Director     January 2004
Tennessee, U.S.A.

---------------

(1) Member of the Compensation Committee, * -- Chairman

(2) Member of the Corporate Governance Committee, * -- Chairman

(3) Member of the Audit Committee, * -- Chairman

     Set forth below is biographical information relating to the nominees for election to the board of directors of the Company.

     Elias Vamvakas, together with Dr. Jeffery J. Machat, co-founded the Company, where he has been the Chairman since 1994 and was our Chief Executive Officer from 1994 to July 2004. He has been the Chairman and Secretary of OccuLogix, Inc. since June 2003 and the Chief Executive Officer since July 2004. Prior to co-founding the Company in 1993, Mr. Vamvakas was the President of the Creative Planning Financial Group of Companies, a private provider of financial planning, benefits and pension plans.

     James C. Wachtman became our Chief Executive Officer and President in August 2004. Prior to that, Mr. Wachtman served as Chief Operating Officer of North America operations of LaserVision Centres Inc. ("LaserVision") from June 1996 to July 1998, and as President and Chief Operating Officer of LaserVision from August 1998 to May 2002 and as our President and Chief Operating Officer from May 2002 to August 2004. Prior to joining LaserVision, Mr. Wachtman was employed in various senior management positions by McGaw, Inc., a manufacturer of medical disposables.

     Thomas N. Davidson has been Chairman of NuTech Precision Metals Inc. and Chairman of Quarry Hill Group, a private investment holding company, since 1986. NuTech Precision Metals Inc. is a manufacturer of high performance metal fabrications for the health care, aerospace, high technology and chemical industries. Mr. Davidson is past Chairman of Hanson Chemical Inc., a supplier of janitorial cleaning products, General Trust and PCL Packaging Inc., a supplier of plastic packaging. He is on the board of CMA Holdings, Inc., a financial services firm, HMI Industries, Inc., a manufacturer of indoor air filtration systems, MDC Partners Inc., a marketing communications company, and Azure Dynamics Corporation, a developer and producer of electric commercial and military vehicles and systems.

     Warren S. Rustand has been a director of the Company since October 1997. Since October 2001, Mr. Rustand has been Chairman and Chief Executive Officer of Summit Capital Consulting. Mr. Rustand has also been a Strategic Partner of Harlingwood Capital Partners, a San Diego-based investment firm since January 2000. Mr. Rustand was the Chairman and Chief Executive Officer of Rural/Metro Corporation, a U.S. public company providing ambulance and fire protection services from 1996 to August 1998. Mr. Rustand was Chairman and Chief Executive Officer of The Cambridge Company Ltd., a merchant banking and management consulting company, from 1987 to 1997. From 1994 to 1997, Mr. Rustand was also the Chairman of 20/20 Laser Centers, Inc., which was acquired by us in 1997.

     Richard L. Lindstrom, M.D. has served as a director of the Company since May 2002 and, prior to that, as a director of LaserVision since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and has been the President of Minnesota Eye Consultants P.A., a provider of eye care services, or its predecessor since 1989. In 1989, Dr. Lindstrom founded the Phillips Eye Institute Center for Teaching & Research, an ophthalmic research and surgical skill education facility, and he currently serves as the Center's Medical Director. Dr. Lindstrom has served as an Associate Director of the Minnesota Lions Eye Bank since 1987. He is a medical advisor for several medical device and pharmaceutical manufacturers. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his M.D., B.A. and B.S. degrees from the University of Minnesota.

     Toby S. Wilt has been a director of the Company since January 2004. A Certified Public Accountant (inactive), Mr. Wilt currently sits on the boards of Outback Steakhouse, Inc., a restaurant chain, and 1st Source Corporation, a midwestern regional bank holding company that provides consumer and commercial banking services. His past directorships include C&S Sovran, a southeastern bank holding company, Genesco, Inc., a manufacturer and retailer of footwear and apparel, Titan Holdings, an insurance company, and First American Corporation, a regional bank holding company. Mr. Wilt is also the Chairman of privately held Christie Cookie Company, a manufacturer and distributor of baked food products.

     The Business Corporations Act (New Brunswick) provides that each of our shareholders entitled to vote at an election of directors has cumulative voting rights. Such rights entitle a shareholder to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected. The shareholder may cast all such votes in favour of one candidate for director or distribute them among the candidates in any manner. If a shareholder has voted for more than one candidate without specifying the distribution of the shareholder's votes among the candidates, the shareholder shall be deemed to have distributed the shareholder's votes equally among the candidates for whom the shareholder voted, disregarding fractions. The six nominees who receive the greatest number of votes cast for the election of directors will be elected as directors. If a shareholder wishes to distribute the shareholder's votes other than equally among the nominees for whom the shareholder has directed the proxy representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy.

     Management of the Company does not contemplate that any of the proposed nominees will be unable to serve as a director, but, if that should occur for any reason prior to the meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion unless a shareholder has specified in his or her proxy that his or her common shares are to be withheld from voting in the election of directors.

     THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED FORM OF PROXY INTEND TO CAST THE VOTES TO WHICH THE COMMON SHARES REPRESENTED BY SUCH PROXY ARE ENTITLED EQUALLY AMONG THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS, UNLESS THE SHAREHOLDER WHO HAS GIVEN SUCH PROXY HAS DIRECTED THAT SUCH SHARES BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE INDIVIDUALS NAMED ABOVE AS DIRECTORS.

APPOINTMENT OF AUDITORS

     Our board of directors proposes that Ernst & Young LLP be appointed as auditors of the Company until the next annual meeting of shareholders of the Company. Ernst & Young LLP have been our auditors since 1997. Representatives of Ernst & Young LLP are expected to attend our annual and special meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from our shareholders.

     The affirmative vote of the majority of the votes cast at the meeting at which a quorum is present is required to appoint Ernst & Young LLP as our auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors. UNLESS OTHERWISE DIRECTED, THE MANAGEMENT REPRESENTATIVES DESIGNATED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE THE COMMON SHARES FOR WHICH THEY HAVE BEEN APPOINTED FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR AUDITORS AND FOR THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION TO BE PAID TO THE AUDITORS. If our shareholders do not approve the appointment of Ernst & Young LLP, our board of directors will reconsider their appointment.

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR AUDITORS FOR THE ENSUING YEAR.

  Fees Billed by External Auditors

     Ernst & Young LLP billed us for the following fees in the last two fiscal years:

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2004
                                                              ------------   ------------
Fees for Audit Services.....................................    $647,203      $1,382,914
Fees for Audit-related Services.............................    $ 16,115      $   14,707
Fees for Tax Services.......................................    $ 75,000      $   50,000
All Other Fees..............................................    $ 15,000      $       --

     Audit fees for the financial years ended December 31, 2004 and 2003 were for professional services rendered for the audits of our consolidated financial statements, quarterly reviews of the consolidated financial statements included in our quarterly filings, consents, comfort letters, and statutory audits of the subsidiary financial statements. Fees for the audit services for the financial year ended December 31, 2003 include fees billed after April 29, 2004, the date of our management information circular in connection with our 2004 annual and special meeting of shareholders. Audit related fees for the financial years ended December 31, 2004 and 2003 were for services related to consultation in connection with management's documentation of internal controls. Fees for tax services for the financial years ended December 31, 2004 and 2003 were for services related to the dissolution of a subsidiary of the Company. All other fees for the financial year ended December 31, 2003 were related to insurance advisory services. We do not have any other services provided by Ernst & Young LLP other than those stated above.

  Pre-Approval Policies and Procedures

     All 2004 fees were approved in advance by the Audit Committee. All audit and non-audit services to be provided by Ernst & Young LLP are and will be pre-approved by the Audit Committee.

     Of the fees reported in this management information circular for 2004, none of the fees billed by Ernst & Young LLP were approved by the Audit Committee of our board of directors pursuant to the de minimis exception provided by Section
(c)(7)(i)(C) of Rule 2-01 of Regulation S-X. The Audit Committee has concluded that the foregoing non-audit services did not adversely impact the independence of Ernst & Young LLP.

                               EXECUTIVE OFFICERS

     The following are brief summaries of the business experience during the past five years of each of our executive officers who are not directors:

     Steven P. Rasche, age 45, became our Chief Financial Officer and Treasurer in August 2004. Prior thereto, Mr. Rasche served as the Chief Financial Officer of Public Safety Equipment, Inc., a marketer of safety equipment from May 1996 to July 2004. He began his professional career in 1983 with Price Waterhouse, LLP (now PricewaterhouseCoopers, LLP) and later moved to United Van Lines, Inc. a household goods mover, where he progressed through a variety of financial leadership roles. Mr. Rasche is a Certified Public Accountant and holds a Bachelors of Science degree in Accounting from the University of Missouri-Columbia and a Master of Business Administration Degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

     Brian L. Andrew, age 53, became our General Counsel and Secretary in February 2005. Prior thereto, Mr. Andrew was the Chair of the Health Law Practice Group and a member in the St. Louis, Missouri office of Husch & Eppenberger, LLC, a large multi-office law firm. Mr. Andrew has also served as Assistant Counsel to the American Optometric Association and Associate General Counsel for MetLife HealthCare Management Corporation. He holds an undergraduate degree from the University of Missouri-Columbia, a Masters degree from Webster University and a law degree from the St. Louis University School of Law.

     William P. Leonard, age 40, was appointed as our President, Refractive Surgical Services in October 2004. Prior to that, he was our Executive Vice President, Refractive and prior to 1999, he served as a Regional General Manager. Prior to joining us in 1997, Mr. Leonard was a Site Manager of 20/20 Laser Centers, Inc. from 1995 to February 1997. From 1990 to 1995, Mr. Leonard was a Territory Manager for Wesley Jessen Corporation, a division of Schering-Plough Corp., a research-based pharmaceuticals company.

     James Tiffany, age 48, was appointed as President of Midwest Surgical Services (MSS), a subsidiary of the Company, in August 2003. Prior to that Mr. Tiffany served as Vice President of Sales and Marketing of LaserVision from January 1999 to July 2000 and General Manager of MSS from July 2000 to August 2003. Mr. Tiffany received his undergraduate degree from Arizona State University and a Master of Business Administration Degree from Washington University in St. Louis, Missouri.

                     INFORMATION ON EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned during the fiscal year ended May 31, 2002, during the seven-month period ended December 31, 2002 and during the fiscal years ended December 31, 2003 and 2004 by each person who served as our Chief Executive Officer during the year ended December 31, 2004, by B. Charles Bono who served as our Chief Financial Officer until August 2004 and by our four highest paid executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2004 and whose annual salary and bonus exceeded $150,000 for the fiscal year ended December 31, 2004, referred to as our named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION(2)           LONG-TERM
                                                       ------------------------------      COMPENSATION
                                                         SALARY FOR       BONUS FOR     ------------------
                                                         THE FISCAL      THE FISCAL       COMMON SHARES
NAME AND                                                    YEAR            YEAR        UNDERLYING OPTIONS    ALL OTHER
PRINCIPAL POSITION              FISCAL YEAR ENDED(1)        ($)              ($)               (#)           COMPENSATION
------------------              --------------------   --------------   -------------   ------------------   ------------
Elias Vamvakas................  December 31, 2004         366,667(3)       366,667(3)         15,000(4)              --
  Chief Executive Officer       December 31, 2003         375,000          337,500(5)         51,000(6)              --
  (until August 13, 2004)       December 31, 2002         218,750           93,750(7)        125,000(8)              --
                                May 31, 2002              384,468               --           180,000                 --

James C. Wachtman.............  December 31, 2004         354,000(9)       350,000            33,000(4)              --
  Chief Executive Officer       December 31, 2003         334,375          204,000            72,500                 --
  and President                 December 31, 2002         189,583           47,396                --                 --
                                May 31, 2002(10)(11)       14,852               --                --                 --

B. Charles Bono...............  December 31, 2004         272,588(12)           --                --          1,212,909(15)
  Chief Financial Officer       December 31,              255,625          113,594            61,000                 --
                                2003(13)
  (until August, 2004)          December 31,              140,000           37,500                --                 --
                                2002(13)
                                May 31, 2002(10)(11)       10,968               --                --                 --

Steven P. Rasche..............  December 31, 2004          91,269(14)       63,000            80,000(4)              --
  Chief Financial Officer

Robert W. May.................  December 31, 2004         274,303               --                --          1,193,109(15)
  General Counsel and           December 31,              258,546          105,367            51,000                 --
                                2003(13)
  Secretary                     December 31,              148,750           39,844                --                 --
                                2002(13)
                                May 31, 2002(10)(11)       11,653               --                --                 --

William P. Leonard............  December 31, 2004         232,379          146,250            27,000(4)              --
  President, Refractive         December 31, 2003         203,637          122,220            70,000                 --
  Surgical Services             December 31, 2002         117,925           26,979                --                 --
                                May 31, 2002              161,070           38,900            14,000                 --

James B. Tiffany..............  December 31, 2004         220,790          107,120            27,500(4)              --
  President of MSS              December 31, 2003         196,059           20,800            58,000                 --
                                December 31, 2002         117,716           44,832                --                 --
                                May 31, 2002(10)(11)        9,221               --                --                 --

---------------

 (1) We changed our fiscal year-end from May 31 to December 31 effective June 1, 2002. Accordingly, executive compensation is presented for both the fiscal year (twelve months) ended May 31, 2002 and the transition period (seven months) ended December 31, 2002.

 (2) None of the named executive officers had perquisites and personal benefits exceeding the lesser of $50,000 and 10% of his total salary and bonus.

 (3) Mr. Vamvakas was our Chief Executive Officer until August 13, 2004. Since that time Mr. Vamvakas has served as Chairman and Chief Executive Officer of OccuLogix, Inc. (formerly Vascular Sciences Corporation) ("OccuLogix"), our subsidiary which completed its initial public offering on December 16, 2004. Mr. Vamvakas' salary and bonus for 2004 includes $116,667 of salary and $116,667 of bonus paid by OccuLogix.

 (4) See the information under "-- Options Granted During the Fiscal Year Ended December 31, 2004" below.

 (5) Mr. Vamvakas earned performance bonuses based on the objectives described under "-- Employment Contracts -- Mr. Elias Vamvakas."

 (6) As Executive Chairman and Director of OccuLogix, Mr. Vamvakas also received 4,583 fully exercisable options to purchase OccuLogix common stock at an exercise price of $1.30 and 500,000 options that are fully exercisable to purchase OccuLogix common stock at an exercise price of $0.99.

 (7) Mr. Vamvakas initially received a $37,500 bonus for the year ended December 31, 2002. The Compensation Committee increased this amount by $56,250 to a total of $93,750 on May 29, 2003.

 (8) Represents options reissued at Cdn.$13.69 per share which replaced options surrendered at Cdn.$20.75 per share.

 (9) Mr. Wachtman served as our President and Chief Operating Officer until August 13, 2004. Since then he has been our Chief Executive Officer and President.

(10) Messrs. Wachtman, Bono, May and Tiffany became officers of the Company on May 15, 2002. Prior to that date, Messrs. Wachtman, Bono, May and Tiffany were officers of LaserVision. Compensation for the fiscal year ended May 31, 2002 is based on the 17-day period from May 15 to 31, 2002.

(11) We did not make any option grants to Messrs. Wachtman, Bono, May and Tiffany during the periods indicated; however, options to purchase shares of LaserVision common stock held by these officers were converted to options to purchase our common shares in connection with the merger based on the exchange ratio of 0.95 common shares for each share of LaserVision common stock. These options included a grant made to each of Messrs. Wachtman, Bono, and May by LaserVision during the twelve month period ended May 31, 2002 to purchase 150,000, 90,000 and 90,000 shares of LaserVision common stock, respectively, with an exercise price of $3.45, an expiration date of June 15, 2008, and a grant date present value of $1.77 per share calculated using the Black-Scholes model.

(12) Mr. Bono served as our Chief Financial Officer until August, 2004.

(13) On May 15, 2003, Mr. Bono and Mr. May received bonuses for their first year of employment with us representing 25% of their compensation. The amounts shown for the periods ended December 31, 2002 and December 31, 2003 represent the amounts paid in 2003 and 2004, respectively.

(14) Mr. Rasche became our Chief Financial Officer in August, 2004.

(15) The amounts shown represent accrued severance under the terms of employment contracts.

     The following table sets forth the individual grants of Company stock options for the fiscal year ended December 31, 2004 to the named executive officers.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                           ------------------------------------------                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                         PERCENT OF                                       PRICE APPRECIATION FOR
                           NUMBER OF       TOTAL                                               OPTION TERM
                           SECURITIES     OPTIONS                                         ----------------------
                           UNDERLYING    GRANTED TO                                           5%          10%
                            OPTIONS     EMPLOYEES IN                                      ----------   ---------
NAME                        GRANTED     FISCAL YEAR    EXERCISE PRICE   EXPIRATION DATE       $            $
----                       ----------   ------------   --------------   ---------------   ----------   ---------
Elias Vamvakas...........    15,000         1.5%           $10.42       Dec. 13, 2009        43,183      95,423
James C. Wachtman........    33,000         3.2%           $10.42       Dec. 13, 2009        95,002     209,930
B. Charles Bono..........        --          N/A              N/A       N/A                      --          --
Steven P. Rasche.........    50,000         7.9%           $10.80       July 19, 2009       149,192     329,675
Steven P. Rasche.........    30,000                        $10.42       Dec. 13, 2009        86,366     190,845
Robert W. May............        --          N/A              N/A       N/A                      --          --
William P. Leonard.......    27,000         2.7%           $10.42       Dec. 13, 2009        77,729     171,761
James B. Tiffany.........    27,000         2.7%           $10.42       Dec. 13, 2009        77,729     171,761
James B. Tiffany.........       500                        $11.47       Apr. 1, 2009          1,584       3,501

---------------

(1) The options granted to Mr. Vamvakas are fully exercisable on the first anniversary of the date of grant. Each other option is exercisable with respect to 25% of the total number of shares underlying the option on each of the first, second, third and fourth anniversaries of the date of grant.

     The following table sets forth all of the Company stock options exercised by our named executive officers during the fiscal year ended December 31, 2004 and the total number of shares underlying unexercised stock options of our named executive officers and their dollar value at the end of the fiscal year ended December 31, 2004:

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-
                                                               UNDERLYING UNEXERCISED        THE-MONEY OPTIONS AT
                       SHARES ACQUIRED ON   VALUE REALIZED   OPTIONS AT FISCAL YEAR END       FISCAL YEAR END(1)
                            EXERCISE              $          (EXERCISABLE/UNEXERCISABLE)  (EXERCISABLE/UNEXERCISABLE)
                       ------------------   --------------   ---------------------------  ---------------------------
Elias Vamvakas.......            --                   --           102,750/143,250             $764,842/$990,248
James C. Wachtman....       502,500            1,679,180           370,625/87,375             $2,505,973/$410,888
B. Charles Bono......       528,500            2,171,865              --/45,500                   --/$347,235
Steven P. Rasche.....            --                   --              --/80,000                      --/--
Robert W. May........       513,000            2,059,612           297,750/38,250             $2,276,470/$314,310
William P. Leonard...        34,000              180,665            26,000/83,000              $177,240/$402,475
James B. Tiffany.....       133,000              278,325            38,200/71,000              $286,764/$336,120

---------------

(1) Value is based upon the closing price of our common shares on the Nasdaq National Market System on December 31, 2004, which was $10.42.

EMPLOYMENT CONTRACTS

  Elias Vamvakas

     We entered into an employment contract with Mr. Elias Vamvakas on January 1, 1996. Mr. Vamvakas was Chief Executive Officer of the Company until August, 2004. He continues to serve as the Chairman of our board of directors. The employment agreement was terminated when he resigned as our Chief Executive Officer and Mr. Vamvakas has entered into a new employment agreement with OccuLogix. The employment agreement with us, as amended, provided that Mr. Vamvakas would receive a base salary of $375,000 per year and the potential to receive a bonus equal to up to 100% of his base salary if certain criteria were met.

     Mr. Vamvakas' contract provided for the payment of a cash bonus of up to $375,000. Mr. Vamvakas' bonus was based, in part, on the Company's achieving certain levels of budgeted earnings before interest, income taxes, and depreciation and amortization, budgeted earnings per share and budgeted cash flow. These financial targets were the basis for 85% of Mr. Vamvakas' bonus and the remaining 15% was at the discretion of the board of directors. If the Company only achieved 80% of the budgeted financial target, Mr. Vamvakas was entitled to a partial bonus with respect to such target. Based on our financial performance in 2004, Mr. Vamvakas was entitled to 100% of the performance bonus for 2004. He received an amount pro rated for the months of January to August 2004, to reflect the length of his employment with us in 2004.

     Mr. Vamvakas' severance agreement provides that he will receive $100,000 per annum for his service as Chairman of our board of directors. In addition, we have guaranteed payment of Mr. Vamvakas' severance should he be terminated by OccuLogix without just cause. We are responsible for his entire severance should the termination occur prior to August 31, 2006 and for a pro-rata portion, declining ratably on a monthly basis, should the termination occur between September 1, 2006 and August 31, 2008.

  James C. Wachtman

     In connection with the merger with LaserVision, we entered into an employment contract with Mr. James C. Wachtman providing for his employment as our President and Chief Operating Officer. The term of the agreement is two years commencing on May 15, 2002 with automatic two-year renewals unless otherwise terminated by the parties. The base annual salary under the agreement was, effective January 1, 2003, $340,000, with minimum annual increases equal to the increase of the U.S. Consumer Price Index. Effective August 2004, the base annual salary is $375,000 to reflect his employment as our President and Chief Executive Officer.

     Mr. Wachtman's compensation also included, effective January 1, 2004, an annual bonus of up to 80% of his salary upon the attainment of specified performance goals. Mr. Wachtman's bonus is based, in part, on the Company's achieving certain levels of budgeted earnings before interest, income taxes, and depreciation and amortization, budgeted earnings per share and budgeted cash flow. These financial targets are the basis for 80% of Mr. Watchman's bonus and the remaining 20% is at the discretion of the board of directors. If the Company only achieves 80% of the budgeted financial target, Mr. Watchman is entitled to a partial bonus with respect to such target. Effective August 2004, he became entitled to an annual bonus of up to 100% of his salary. Financial targets are the basis of 85% of his bonus and the remaining 15% is at the discretion of the board of directors.

     The agreement provides for severance payments equal to two times Mr. Wachtman's annual base salary plus bonus in the event of Mr. Wachtman's death, termination of his employment without cause or Mr. Wachtman's resignation for specified reasons. Among these reasons, Mr. Wachtman may terminate his employment with us upon at least 90 days' written notice in the event of a material adverse change in his job responsibilities following a change of control of the Company. If Mr. Wachtman's employment is terminated by us without cause after expiration of the initial two-year term of the agreement, he will be entitled to receive a severance payment equal to the greater of: (i) two times his annual base salary plus bonus, or (ii) an amount calculated by reference to the longest time period to be used for purposes of calculating severance that Elias Vamvakas, as Chief Executive Officer, was entitled to receive at any time during the term of the agreement. Additionally, the agreement provides for termination upon payment of six months salary and bonus in the event of disability.

  B. Charles Bono III

     In connection with the merger with LaserVision, we entered into an employment agreement with Mr. B. Charles Bono III providing for his employment as our Chief Financial Officer. Mr. Bono resigned in August, 2004, at which time, the agreement was terminated. The base annual salary was $240,000, with minimum annual increases equal to the increase of the U.S. Consumer Price Index. Mr. Bono's compensation also included an annual bonus of up to 50% of his base salary upon the attainment of specified performance goals, provided that Mr. Bono would receive a guaranteed bonus of at least 25% of his base salary for the first year of his employment.

     The employment agreement also provided for full vesting and immediate exercisability for each Company stock option received in exchange for LaserVision options or warrants as a result of the merger. Additionally, the agreement provided for severance payments equal to three times Mr. Bono's annual base salary plus bonus in the event of Mr. Bono's death, termination of his employment without cause or Mr. Bono's resignation within 18 months of the closing date of the merger, or for specified reasons. Pursuant to an amendment dated September 30, 2003, the period of time during which Mr. Bono could resign and be entitled to that severance payment was extended to November 15, 2004. Mr. Bono received severance payments of $1,040,209 in 2004 and will receive an additional $172,700 through September 2006.

  Steven P. Rasche

     We entered into an employment agreement with Steven P. Rasche on July 1, 2004, providing for his employment as our Chief Financial Officer. The term of the agreement is two years commencing on July 14, 2004 with automatic one-year renewals unless otherwise terminated by the parties. The base annual salary is $210,000. Mr. Rasche is also entitled to receive options under our stock option plan. Mr. Rasche's compensation also includes an annual bonus of up to 50% of his annual salary based on his personal performance and the financial performance of the Company as a whole.

     Mr. Rasche's employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Rasche will be entitled to receive 12 months' base salary plus an additional month of salary for each year worked following the second anniversary of the effective date of the agreement to a maximum of six additional months of salary.

     The agreement contains change of control provisions that provide, among other things, that Mr. Rasche may voluntarily terminate his employment with us within twelve months following a change of control and would be entitled to 12 months' base salary on termination.

     Mr. Rasche's agreement also contains non-competition and non-solicitation covenants which run for a minimum of one year following his employment and prohibit Mr. Rasche from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or which competes with us. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Rasche from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

  Robert W. May

     In connection with the merger with LaserVision, we entered into an employment agreement with Mr. Robert W. May, J.D., our General Counsel and Secretary. Mr. May retired at the end of 2004, at which time, the agreement was terminated. Mr. May's base annual salary was $255,000, with minimum annual increases equal to the increase of the U.S. Consumer Price Index. His compensation also included an annual bonus of up to 50% of his base salary upon the attainment of specified performance goals, provided that Mr. May would receive a guaranteed bonus of at least 25% of his base salary for the first year of his employment.

     The employment agreement also provided for full vesting and immediate exercisability for each Company stock option received in exchange for LaserVision options or warrants as a result of the merger. Additionally, the agreement provided for severance payments equal to three times Mr. May's annual base salary plus bonus in the event of Mr. May's death, termination of his employment without cause or Mr. May's resignation within 18 months of the closing date of the merger or for specified reasons. Pursuant to an amendment dated September 30, 2003, the period of time during which Mr. May could resign and be entitled to that severance payment was extended to November 15, 2004. During the first quarter of 2005, Mr. May received his entire severance of $1,193,109.

  William P. Leonard

     We entered into an employment contract with Mr. William P. Leonard, who is our President for Refractive Surgical Services. The term of the agreement is three years commencing on June 1, 2000 with automatic one year renewals unless otherwise terminated by the parties. The base annual salary under the employment agreement, effective January 1, 2004, is $225,000 with an annual review of salary increases by the Company based on the discretion of the board of directors. Mr. Leonard is also entitled to receive options under our stock option plan. Effective January 1, 2004, Mr. Leonard's compensation also includes an annual bonus of up to 50% of his annual salary based on Mr. Leonard's personal performance and the financial performance of the Company as a whole.

     Mr. Leonard's employment may be terminated for just cause, as defined in the agreement. If terminated for other than just cause, Mr. Leonard will be entitled to receive 12 months' base salary plus an additional month of salary for each year worked following the third anniversary of the effective date of the agreement to a maximum of six additional months of salary.

     The agreement contains change of control provisions that provide, among other things, that Mr. Leonard may voluntarily terminate his employment with us within six months following a change of control and would be entitled to 12 months' base salary on termination.

     Mr. Leonard's agreement also contains non-competition and non-solicitation covenants which run for a minimum of one year following his employment and prohibit Mr. Leonard from engaging in or having a financial interest in, or permitting the use of his name by, an entity engaged in the refractive laser corrective surgery business or which competes with the Company. The agreement also prohibits him from employing any of our employees or soliciting any of our patients during the same time period. Additionally, the agreement contains confidentiality covenants preventing Mr. Leonard from disclosing confidential or proprietary information relating to the Company at any time during or after his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2004, the Compensation Committee of our board of directors was comprised of Messrs. Davidson and Rustand and Drs. Lindstrom and Sullins.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     Our corporate philosophy on compensation is that compensation should be tied to an individual's performance and to the performance of the Company as a whole. We believe that executive officers who make a substantial contribution to the long-term success of the Company and its subsidiaries are entitled to participate in that success.

     The compensation of our executive officers, including our named executive officers, is comprised of base salary, cash bonuses and long-term incentives in the form of Company stock options. We do not have an executive pension plan.

     We were incorporated in 1993 and operated in an emerging market. Consequently our board of directors initially placed considerable emphasis upon stock options as an incentive in determining executive compensation in order to align the interests of the executive officers with the long-term interests of our shareholders. As the Company matures, there has been less emphasis placed upon stock options as an incentive for executives.

     Our board of directors administers our stock option plan. The purpose of the stock option plan is to advance the interests of the Company by:

     - providing directors, officers, employees and other eligible persons with additional incentive;

     - encouraging stock ownership by eligible persons;

     - increasing the proprietary interests of eligible persons in the success of the Company;

     - encouraging eligible persons to remain with the Company or its affiliates; and

     - attracting new employees, officers or directors to the Company or its affiliates.

     In determining whether to grant options and how many options to grant to eligible persons under our stock option plan, consideration is given to each individual's past performance and contribution to the Company as well as that individual's expected ability to contribute to the Company in the future.

  Compensation of Chief Executive Officer

     During the fiscal year ended December 31, 2004, Mr. Vamvakas, our Chief Executive Officer until August, 2004 and Chairman of the Board of Directors, continued to provide the leadership and strategic direction that has enabled us to diversify our product offering and "right size" the business to reflect current economic conditions in the North American marketplace. Mr. Wachtman served as our Chief Executive Officer and President from August, 2004. The Chief Executive Officer is evaluated on the following: leadership; strategic planning; financial results; succession planning; human resources; communications; external relations; and board and shareholder relations.

     The base compensation paid to Mr. Vamvakas during the fiscal year ended December 31, 2004 was set by his employment agreement described under "Employment Contracts". In addition, as provided in his employment agreement, Mr. Vamvakas was entitled to receive a cash performance bonus of up to $300,000 if the Company achieved certain financial results and up to $75,000 in the discretion of the board of directors. Based on our financial performance in 2004, Mr. Vamvakas received a bonus of $250,000 as Chief Executive Officer of the Company. This amount is pro rated for the months of January to August 2004, to reflect the length of Mr. Vamvakas' employment with us. See "Summary Compensation Table" for further information on the compensation paid to Mr. Vamvakas in the last three fiscal years.

     The base compensation paid to Mr. Wachtman during the fiscal year ended December 31, 2004 was set by his employment agreement described under "Employment Contracts". In addition, as provided in his employment agreement, Mr. Wachtman was entitled to receive a cash performance bonus of up to $300,000 if the Company achieved certain financial results and up to $75,000 in the discretion of the board of directors. Based on our financial performance in 2004, Mr. Wachtman received a bonus of $350,000. This amount is pro rated for the months of January to August 2004, to reflect the length of Mr. Wachtman's employment with us as Chief Operating Officer and the months of September to December to reflect his employment as Chief Executive Officer. See "Summary Compensation Table" for further information on the compensation paid to Mr. Wachtman in the last three fiscal years.

     The foregoing report is submitted by the Compensation Committee.

Thomas N. Davidson    Warren S. Rustand    Toby S. Wilt    Dr. Richard Lindstrom

                               PERFORMANCE GRAPH

     The information contained in this Performance Graph section shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The following graph shows the cumulative total shareholder return (assuming reinvestment of dividends) from May 31, 2000 through the fiscal year ended December 31, 2004 compared to the cumulative total return on the S&P/TSX Composite Index and the Nasdaq Health Services Stocks Index.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
          AMONG TLC VISION CORPORATION, THE S & P/TSX COMPOSITE INDEX
                      AND THE NASDAQ HEALTH SERVICES INDEX

                                      LOGO

-----------------------------------------------------------------------------------
                       5/31/00   5/31/01   5/31/02   12/31/02   12/31/03   12/31/04
-----------------------------------------------------------------------------------
 TLC Vision
  Corporation          $100.00   $65.57    $40.79    $ 13.78    $ 86.95    $136.79
 S&P/TSX Composite
  Index                $100.00   $89.33    $85.18    $ 74.46    $ 94.36    $108.02
 Nasdaq Health
  Services Stocks
  Index                $100.00   $107.92   $115.03   $102.72    $130.27    $152.49

COMPENSATION OF DIRECTORS

     Directors who are not executive officers of the Company are entitled to receive an attendance fee of $2,500 in respect of each board meeting attended in person, $1,000 in respect of each committee meeting attended in person and $500 in respect of each meeting attended by phone. Directors also receive an annual fee of $15,000. Non-executive directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors. In addition, outside directors are entitled to receive options to acquire common shares under our stock option plan based on the performance of the Company. As a medical director, Dr. Lindstrom was granted options to acquire 20,000 common shares at an exercise price of $1.16 in January 2003 and 15,000 common shares at an exercise price of $6.10 in December 2003. All other directors were granted options to acquire 5,000 common shares at an exercise price of $1.16 in January 2003, 10,000 common shares at an exercise price of $6.10 in December 2003, and 10,000 common shares at an exercise price of $10.42 in December, 2004. The chair of each of the Audit, Compensation and Corporate Governance Committees also receives an annual fee of $5,000.

                   STATEMENT OF CORPORATE GOVERNANCE POLICIES

     The Toronto Stock Exchange ("TSX") has adopted 14 guidelines for effective corporate governance (the "Guidelines"). The Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and evaluation of board members. Companies whose securities are listed on the TSX are required to annually disclose how their governance practices conform or depart from the Guidelines, but conforming to the Guidelines is not itself a requirement of listing.

MANDATES OF THE BOARD OF DIRECTORS AND MANAGEMENT

     The mandate of the board of directors is to supervise the management of our business and affairs and to act with a view to the best interests of the Company. The role of the board of directors focuses on governance and stewardship rather than on the responsibility of management to run our day-to-day operations. Its role is to set corporate direction, assign responsibility to management for achievement of that direction, define executive limitations and monitor performance against those objectives and executive limitations.

     Our board of directors has developed position descriptions for the Chair of the Board and for our Chief Executive Officer. Responsibilities of the Chair of the Board include providing overall leadership to the board of directors, assuming primary responsibility for the operation and functioning of the board of directors, ensuring compliance with the governance policies of the board of directors and taking a leadership role in ensuring effective communication and relationships between the Company, shareholders, stakeholders and the general public.

     Responsibilities of the Chief Executive Officer include the development and recommendation of corporate strategies and business and financial plans for approval of the board of directors, managing the operations of the business in accordance with the strategic direction set by the board of directors, reporting management and performance information to the board of directors and developing a list of risk factors and informing the board of directors of the mechanisms in place to address those risks.

     When the Chief Executive Officer also holds the position of Chair of the Board, the board of directors may elect a non-executive Vice Chair or lead director. In May 2004, Dr. Sullins was appointed Chair of the executive sessions of the board of directors, described below, for a term of one year. Dr. Sullins passed away on February 6, 2005.

COMPOSITION OF THE BOARD OF DIRECTORS

     Our board of directors is currently comprised of the six individuals nominated for election at the meeting. The board believes that Messrs. Davidson, Wilt and Rustand are unrelated directors and that Messrs. Vamvakas and Wachtman and Dr. Lindstrom are related directors, within the meaning of the TSX Guidelines. The board also believes that Messrs. Davidson, Wilt and Rustand are independent directors under the guidelines proposed by the Canadian securities regulatory authorities and under the current listing standards of the Nasdaq National Market System.

     An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding. As described under "Certain Relationships and Related Party Transactions", Mr. Rustand provided some consulting services to us during the fiscal year ended May 31,

2002. The board of directors has considered the services provided by Mr. Rustand and the remuneration received by him and has concluded that Mr. Rustand continues to be an unrelated and independent director. We do not have a significant shareholder, since there is no person who has the ability to exercise a majority of the votes attached to our outstanding shares for the election of directors. There were eleven meetings of the board of directors in the fiscal year ended December 31, 2004. Each of the meetings was attended by all of the directors who were members of the board of directors at the time of such meeting. In addition to attending board and applicable committee meetings, our unrelated directors meet regularly in executive sessions independent of management to discuss our business and affairs. We do not have a formal process in place for the orientation and education of new directors but the Company and the board of directors do take steps to educate new directors upon their appointment or election to the board of directors.

     During 2003, the Corporate Governance Committee reviewed the compensation of our directors and recommended the current levels.

BOARD COMMITTEES

     Our board of directors has established three committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The following is a brief description of each committee and its composition.

     The Audit Committee currently consists of Messrs. Rustand, Davidson and Wilt, all of whom are unrelated directors. The Audit Committee is responsible for the engagement, compensation and oversight of our independent auditors and reviews with them the scope and timing of their audit services and any other services they are asked to perform, their report on the accounts of the Company following the completion of the audit and our policies and procedures with respect to internal accounting and financial controls. The Audit Committee reports its findings with respect to such matters to the board of directors. During the fiscal year ended December 31, 2004, there were ten meetings of the Audit Committee. It is expected that the Audit Committee will consist of Messrs. Rustand, Davidson and Wilt after this annual meeting and that all members, in the judgment of the board of directors, will continue to be unrelated directors and will be independent directors as defined in the current listing standards of the Nasdaq National Market System. The Audit Committee operates under the Audit Committee Charter adopted by the board of directors. See "Audit Committee Report" below.

     During the fiscal year ended December 31, 2004, the Compensation Committee consisted of Messrs. Davidson and Rustand and Drs. Lindstrom and Sullins. The Compensation Committee is responsible for the development of compensation policies and makes recommendations on compensation of executive officers to the Corporate Governance Committee for approval of the board of directors. There were four meetings of the Compensation Committee relating to the fiscal year ended December 31, 2004. It is expected that the Compensation Committee will consist of Messrs. Davidson, Rustand and Wilt after the meeting and that all members, in the judgment of the board of directors, will be unrelated directors and will be independent directors as defined in the current listing standards of the Nasdaq National Market System. See "Information on Executive
Compensation -- Compensation Committee Report on Executive Compensation" above.

     During the fiscal year ended December 31, 2004, the Corporate Governance Committee consisted of Dr. Sullins and Messrs. Davidson, Klobnak and Wilt all of whom were unrelated directors except Mr. Klobnak and Dr. Sullins. The Corporate Governance Committee operates under a written charter established by our board of directors pursuant to which it has been charged with responsibility for:

     - developing and monitoring the effectiveness of the Company's system of corporate governance;

     - establishing procedures for the identification of new nominees to the board of directors and leading the candidate selection process;

     - developing and implementing orientation procedures for new directors;

     - assessing the effectiveness of directors, the board of directors as a whole and the various committees of the board of directors;

     - ensuring appropriate corporate governance and proper delineation of the roles, duties and responsibilities of management, the board of directors and its various committees; and

     - assisting the board of directors in setting the objectives for our Chief Executive Officer and evaluating his or her performance.

     For purposes of identifying potential candidates to serve on our board of directors, the Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but in general, expects qualified candidates will have personal and professional integrity, demonstrated ability and judgment and ample business experience. The Corporate Governance Committee will review and consider director nominees recommended by shareholders. There are no differences in the manner in which the Corporate Governance Committee evaluates director nominees recommended by shareholders.

     The Corporate Governance Committee received no shareholder recommendations for nomination to the Board of Directors in connection with the annual and special meeting. Shareholders wishing to recommend director candidates for consideration by the Corporate Governance Committee may do so by writing to our Secretary at 540 Maryville Centre Drive, Suite 200, St. Louis, Missouri 63141 giving the recommended nominee's name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. Nominations for director made by shareholders must be received by the Secretary at least 90 days prior to the anniversary date of our prior year proxy circular.

     During the fiscal year ended December 31, 2004, there were no meetings of the Corporate Governance Committee. It is expected that the Corporate Governance Committee will consist of Messrs. Davidson, Rustand and Wilt after the meeting and that all members, in the judgment of the board of directors, will be unrelated directors and will be independent directors as defined in the current listing standards of the Nasdaq National Market System.

CODE OF BUSINESS CONDUCT AND ETHICS

     On April 28, 2004, our board of directors adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and which is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. A copy of the Code of Business Conduct and Ethics can be requested free of charge by writing or calling the Company's Vice President of Corporate Communications at 540 Maryville Centre Drive, Suite 200, St. Louis, Missouri, 63141, (888) 289-5824 ext. 8202.

OUTSIDE ADVISORS

     We have implemented a system which enables an individual director to engage an outside advisor at our expense in appropriate circumstances. The engagement of an external advisor by an individual director, as well as the terms of the retainer and the fees to be paid to the advisor, is subject to the prior approval of the Corporate Governance Committee.

SHAREHOLDER COMMUNICATIONS

     Our board of directors places great emphasis on its communications with shareholders. Shareholders receive timely dissemination of information and we have procedures in place to permit and encourage feedback from our shareholders. Our senior officers are available to shareholders and, through our investor relations department, we seek to provide clear and accessible information about the results of our business and our future plans. We have established an investor web site on the Internet through which we make available press releases, financial statements, annual reports, trading information and other information relevant to investors. Mr. Wachtman may also be contacted directly by investors through the Internet.

     We have also established an independent toll-free Values Line at 1-888-475-8376 which is available 24 hours a day, seven days a week. Any person may submit a good faith complaint or report a concern regarding accounting or auditing matters related to the Company or our subsidiaries or violations of any of our policies to the Audit Committee through the Values Line. Shareholders may also contact our non-management directors by calling the Values Line or may contact our board of directors or any of its members by writing to our Secretary at TLC Vision Corporation, 540 Maryville Centre Drive, Suite 200, St. Louis, Missouri 63141 or by e-mail through the Investor Relations page of our website at www.tlcv.com. All correspondence directed to a particular board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the Chair of the board of directors.

     All directors are encouraged, but not required, to attend our annual meeting of shareholders. All of our directors attended our last annual and special meeting of shareholders held on June 14, 2004, except Dr. Sullins.

                             AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The members of the Audit Committee are Messrs. Rustand, Davidson and Wilt. Each member of the Audit Committee is independent in the judgment of the board of directors as required by the current listing standards of the Nasdaq National Market System. Mr. Wilt is a certified Public Accountant (inactive) and has been designated by the board of directors as our Audit Committee financial expert. The Audit Committee operates under the Audit Committee Charter adopted by the board of directors.

     Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's primary responsibility is to oversee our financial reporting process on behalf of the board of directors and to report the result of its activities to the board, as described in the Audit Committee Charter. The principal recurring duties of the Audit Committee in carrying out its oversight responsibility include reviewing and discussing with management and the independent auditors our quarterly and annual financial statements, evaluating the audit efforts of our independent auditors and evaluating the reasonableness of significant judgments and the clarity of disclosures. The Committee also monitors with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, as well as the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

     The Audit Committee has reviewed and discussed with management of the Company our audited financial statements for the fiscal year ended December 31, 2004. The Audit Committee has also discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received from the independent auditors' written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the auditors the firm's independence.

     Based upon the review and discussions summarized above, the Audit Committee recommended to the board of directors that our audited financial statements as of December 31, 2004 and for the year then ended be included in our annual report on Form 10-K for the year ended December 31, 2004 for filing with the U.S. Securities and Exchange Commission.

Warren S. Rustand                 Thomas N. Davidson                Toby S. Wilt

                  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     We maintain directors' and officers' liability insurance. Under this insurance coverage the insurer pays on our behalf for losses for which we indemnify our directors and officers, and on behalf of individual directors and officers for losses arising during the performance of their duties for which we do not indemnify them. The total limit for the policy is $30,000,000 per policy term subject to a deductible of $100,000 per occurrence with respect to corporate indemnity provisions and $500,000 if the claim relates to securities law claims. The total premiums in respect of the directors' and officers' liability insurance for the fiscal year ended December 31, 2004 were approximately $905,056. The insurance policy does not distinguish between directors and officers as separate groups.

                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

     No officer, director or employee, or former officer, director or employee, of us or any of our subsidiaries, or associate of any such officer, director or employee is currently or has been indebted (other than routine indebtedness of employees and non-executive officers) at any time since January 1, 2004 to the Company or any of our subsidiaries.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     LaserVision, one of our subsidiaries, has a limited partnership agreement with Minnesota Eye Consultants for the operation of one of its roll-on/roll-off mobile systems. Dr. Richard Lindstrom, one of our directors, is President of Minnesota Eye Consultants. LaserVision is the general partner and owns 60% of the partnership. Minnesota Eye Consultants, P.A. is a limited partner and owns 40% of the partnership. Under the terms of the partnership agreement, LaserVision receives a revenue-based management fee from the partnership. Subsequent to the acquisition of LaserVision, we received $0, $48,000 and $21,000 in management fees from the partnership for the years ended December 31, 2004 and 2003 and the transitional period ended December 31, 2002, respectively. In 2004, Dr. Lindstrom also received a total of $170,000 in compensation from us in his capacity as the medical director of the Company and LaserVision and as a consultant to LaserVision and Midwest Surgical Services, a cataract services provider and wholly owned subsidiary of LaserVision.

     In September 2000, LaserVision entered into a five-year agreement with Minnesota Eye Consultants to provide laser access. LaserVision paid $6.2 million to acquire five lasers and the exclusive right to provide laser access to Minnesota Eye Consultants. LaserVision also assumed leases on three of the five lasers acquired. The transaction resulted in a $5.0 million intangible asset recorded as deferred contract rights that will be amortized over the life of the agreement. Subsequent to the acquisition of LaserVision, we received revenue of $1.4 million, $1.2 million and $0.6 million as a result of the agreement for the years ended December 31, 2004 and 2003 and the transitional period ended December 31, 2002, respectively.

     Elias Vamvakas, Dr. Richard Lindstrom, and Thomas Davidson, all directors of the Company, also serve as directors of OccuLogix. Mr. Vamvakas also serves as the Executive Chairman and Chief Executive Officer of OccuLogix. The board of directors of OccuLogix granted Mr. Vamvakas stock options to purchase 4,583 OccuLogix common shares at an exercisable price of $1.30 per share. These stock options are fully vested and exercisable. In addition, the board granted Mr. Vamvakas stock options to purchase 500,000 OccuLogix common shares at an exercise price of $0.99 per share. These stock options were to vest and become exercisable over a three year period but became fully vested upon the successful completion of OccuLogix's initial public offering in December 2004. Dr. Lindstrom and Mr. Davidson each received options to purchase 25,000 OccuLogix common shares at an exercise price of $12.00 per share in 2004 in conjunction with the OccuLogix IPO. The options issued to Dr. Lindstrom and Mr. Davidson vest over three years and expire ten years from the date of grant. Dr. Lindstrom and Mr. Davidson received $9,000 and $16,000, respectively, for the year ended December 31, 2004 as cash compensation for service as outside directors of OccuLogix.

     None of our principal shareholders, senior officers or directors or the proposed nominees for election as our directors, or any of their associates or subsidiaries, has any other interest in any other transaction since January 1, 2004 or any other proposed transaction that has materially affected or would materially affect the Company or its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as at April 25, 2005, the number of our common shares beneficially owned by each of our directors, nominee directors and named executive officers, our directors, nominee directors and executive officers as a group, and each person who, to the knowledge of our directors or officers, beneficially owns, directly or indirectly, or exercises control or direction over common shares carrying more than 5% of the voting rights attached to all our outstanding common shares.

                                                                               OCCULOGIX, INC.     PERCENTAGE OF
DIRECTORS, NOMINEE DIRECTORS,                           PERCENTAGE OF COMMON    COMMON SHARES     OCCULOGIX, INC.
NAMED EXECUTIVE OFFICERS AND      SHARES BENEFICIALLY   SHARES BENEFICIALLY     BENEFICIALLY       COMMON SHARES
5% SHAREHOLDERS                          OWNED                 OWNED                OWNED        BENEFICIALLY OWNED
-----------------------------     -------------------   --------------------   ---------------   ------------------
Galleon Group...................       7,553,537                10.7%                    --                 *
Mason Capital...................       7,067,590                10.0%                    --                 *
I.G. Investment Management
  Ltd. .........................       3,802,050                 5.4%                    --                 *
Elias Vamvakas..................       3,546,050                 5.0%               514,583              1.2%
Warren S. Rustand...............          15,180                   *                     --                 *
Thomas N. Davidson..............          64,827                   *                 15,000                 *
Dr. Richard Lindstrom...........          63,500                   *                  7,500                 *
William P. Leonard..............          36,591                   *                  7,000                 *
James C. Wachtman...............         415,684                   *                     --                 *
Toby S. Wilt....................          20,000                   *                     --                 *
B. Charles Bono III.............              --                   *                     --                 *
Robert W. May...................          26,830                   *                     --                 *
Steven P. Rasche................           2,090                   *                     --                 *
James B. Tiffany................          57,191                   *                     --                 *
All directors and executive
  officers as a group (11
  persons)......................       4,247,943                 6.0%               544,083              1.3%

---------------

* Less than one percent

     Under the rules of the U.S. Securities and Exchange Commission, common shares which an individual or group has a right to acquire within 60 days by exercising options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

     "Galleon Group" refers to Raj Rajaratnam, Galleon Management, L.L.C., Galleon Management, L.P., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P. and Galleon Healthcare Offshore, Ltd. The share information for Galleon Group is based on a report on Schedule 13G filed with the SEC as of February 15, 2005. This report indicates that Galleon Group has shared voting and dispositive power with respect to 7,553,537 common shares. The principal address of Galleon Management, L.P. is 135 East 57th Street, 16th Floor, New York, NY 10022 and for each of the other Galleon group entities is c/o Galleon Management, L.P. at the same address.

     "Mason Capital" refers to Mason Capital Management LLC, Mason Capital, LP and Mason Capital, Ltd. The share information for Mason Capital is based on a report on Schedule 13G filed with the SEC as of December 31, 2004. This report indicates that Mason Capital has sole voting and dispositive power with respect to 7,067,590 common shares. The principal address of Mason Capital Management LLC, Mason Capital, LP and Mason Capital, Ltd. is 110 East 59th Street, New York, New York 10082.

     The share information for I.G. Investment Management Ltd. is based on a report on Schedule 13F filed with the SEC as of February 11, 2005. This report indicates that I.G. Investment Management Ltd. has sole voting and dispositive power with respect to 3,802,050 common shares. The principal address of I.G. Investment Management Ltd. is One Canada Centre, 447 Portage Avenue, Winnipeg, Manitoba, R3C 3B6.

     Unless otherwise disclosed, the shareholders named in the table have sole voting power and sole investment power with respect to all shares beneficially owned by them.

     The business address of Mr. Vamvakas is 2600 Skymark Drive, Unit 9, Suite 201, Mississauga, Ontario L4W 5B2. Total Number of Shares Beneficially Owned includes 1,749,516 shares held indirectly by Mr. Vamvakas through WWJD Corporation, a corporation wholly owned by the Vamvakas Family Trust and 1,043,234 shares held indirectly by Mr. Vamvakas through Insight Capital, which is an investment firm 51% owned by Mr. Vamvakas.

     Messrs. Wachtman, Leonard, Rasche and Tiffany respectively beneficially own 11,444, 391, 90 and 8,991 common shares in their individual 401(k) plans.

     Messrs. Vamvakas, Davidson and Leonard respectively own 16,923, 9,827 and 200 common shares in the employee stock purchase plan.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of December 31, 2004 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

          EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2004

                                                                                      NUMBER OF SHARES
                                                                                     REMAINING AVAILABLE
                                           NUMBER OF SHARES                          FOR FUTURE ISSUANCE
                                          TO BE ISSUED UPON     WEIGHTED-AVERAGE        UNDER EQUITY
                                             EXERCISE OF        EXERCISE PRICE OF    COMPENSATION PLANS
                                             OUTSTANDING           OUTSTANDING        (EXCLUDING SHARES
                                          OPTIONS, WARRANTS     OPTIONS, WARRANTS    REFLECTED IN FIRST
PLAN CATEGORY                             AND RIGHTS (000'S)       AND RIGHTS          COLUMN) (000'S)
-------------                             ------------------   -------------------   -------------------
AS OF DECEMBER 31, 2004
Equity compensation plans approved by
  shareholders..........................          4,203               $5.08                   1,076
Equity compensation plans not approved
  by shareholders.......................             --                  --                      --
  Total.................................          4,203               $5.08                   1,076

     At our 2004 annual and special meeting, our shareholders approved the adoption of the 2004 Employee Share Purchase (the "New Plan"), for our U.S. employees, and amendments to our 1997 Share Purchase Plan for Canadian Employees (the "Canadian Plan"). The amendments to the Canadian Plan included the elimination of our 25% matching contribution to employee contributions to purchase our common shares and replaced the matching contribution with a discounted purchase price of 85% of the closing price of our common shares on NASDAQ at the beginning or end of each offering period, whichever is lower. The amendments to the Canadian Plan were made to ensure consistency with the terms of the New Plan.

     The New Plan and the changes to the Canadian Plan will not be implemented for our employees until July, 2005. Therefore no contributions or purchases were made by our employees under the New Plan during 2004 and contributions and purchases under the Canadian Plan continued on the basis of the historical terms of that plan during 2004.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, requires our directors, certain officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such directors, officers and 10% shareholders are also required by the SEC's rules to furnish us with copies of all Section 16(a) reports they file. We assist our directors and officers in preparing their Section 16(a) reports. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and 10% shareholders were complied with during the fiscal year ended December 31, 2004 except that each of Mr. Vamvakas, Mr. Davidson, Mr. Rustand, Dr. Lindstrom, Mr. Wilt, Mr. Wachtman, Mr. Rasche and Mr. Leonard filed late reports on Form 4 related to options granted and transactions during the fiscal year ended December 31, 2004.

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

     Any proposal of a shareholder intended to be presented for a vote by the Company's shareholders at our annual meeting of shareholders for the fiscal year ended December 31, 2005 must be received by our executive office not later than March 25, 2006 to be considered for inclusion in the management information circular for that meeting. Shareholder proposals received after such date may not be included in the management information circular for that meeting. Shareholder proposals not included in the management information circular may not be considered at the meeting.

                                 OTHER BUSINESS

     We know of no other matter to come before the meeting other than the matters referred to in the notice of meeting.

                              DIRECTORS' APPROVAL

     The contents and sending of this management information circular have been approved by our board of directors.

                                          By Order of the Board of Directors

                                          --------------------------------------
                                          Brian L. Andrew
                                          General Counsel and Secretary

Mississauga, Ontario
April 19, 2005

                                   APPENDIX A

                       TLC VISION SHAREHOLDER RESOLUTIONS

                             TLC VISION CORPORATION
                                RESOLUTION NO. 1

RESOLVED THAT:

     1. The adoption of the shareholder rights plan agreement dated as of March 4, 2005 between the Company and CIBC Mellon Trust Company is hereby ratified, confirmed and approved.

     2. Any director or officer of the Company is hereby authorized and directed for and in the name of and on behalf of the Company to do all acts and things and execute, whether under the corporate seal of the Company or otherwise, and deliver or cause to be delivered all documents and instruments as in the opinion of such director or officer may be necessary or desirable to carry out the intent of the foregoing resolutions.

                       TLC VISION SHAREHOLDER RESOLUTIONS

                             TLC VISION CORPORATION
                                RESOLUTION NO. 2

RESOLVED THAT:

     1. By-Law 2002 of the Company is hereby amended by deleting the reference in section 51 to "not less than 20%" and replacing it with the words "not less than 33 1/3%".

                             TLC VISION CORPORATION
                                      PROXY
      ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF TLC VISION CORPORATION
                           TO BE HELD ON JUNE 23, 2005

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             TLC VISION CORPORATION

        The undersigned shareholder of TLC VISION CORPORATION ("TLC Vision") hereby appoints James C. Wachtman, Chief Executive Officer and a director of TLC Vision, or, failing him, Brian L. Andrew, General Counsel and Secretary of TLC Vision, or instead of any of the foregoing, ___________________________, as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of TLC Vision to be held on June 23, 2005 at 9:00 a.m., Eastern Standard Time, at THE TSX AUDITORIUM, THE EXCHANGE TOWER, 130 KING STREET WEST, TORONTO, ONTARIO, and at all adjournments thereof, upon the following matters:




1.       TO VOTE FOR       [ ]      AGAINST [ ]      ABSTAIN  [ ]
         or, IF NO SPECIFICATION IS MADE, VOTE FOR a resolution approving TLC Vision's Shareholder Rights Plan;


2.       TO VOTE FOR       [ ]      AGAINST [ ]      ABSTAIN  [ ]
         or, IF NO SPECIFICATION IS MADE, VOTE FOR a resolution confirming an amendment to section 51 of By-Law 2002;



3.       TO VOTE FOR all nominees (except as marked to the contrary)  [ ]       WITHHOLD VOTE FOR all nominees     [ ]
         or, IF NO SPECIFICATION IS MADE, VOTE FOR the election of the following directors for the ensuing year:



                    Elias Vamvakas
                    James C. Wachtman                           Warren S. Rustand
                    Thomas N. Davidson                          Dr. Richard Lindstrom
                    Toby S. Wilt

         Provided that the undersigned wishes to withhold vote for the following directors:
         -----------------------------------------------------------------------



4.       TO VOTE FOR  [ ]           ABSTAIN  [ ]
         or IF NO SPECIFICATION IS MADE, VOTE FOR the continued appointment of
         Ernst & Young LLP as auditors of TLC Vision and authorizing the directors to fix the remuneration of the auditors; and


5. In the discretion of the proxy holder, such other business as may properly come before the meeting.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY ITEM(s), THEY WILL BE VOTED FOR SUCH ITEM(s).



EXECUTED on the ___________________ day of _____________________,  2005



________________________                                     ________________________
Number of Common Shares                                      Signature of Shareholder


                                                             __________________________
                                                             Name of Shareholder
                                                             (Please print clearly)

* Please see other side for notes on how to use this proxy.

NOTES:

1. A shareholder has the right to appoint a person to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint. Such other person need not be a shareholder.

2. To be valid, this proxy must be signed and deposited with the Secretary of the Corporation, c/o CIBC Mellon Trust Company, Proxy Dept., 200 Queen's Quay East, Unit #6, Toronto, Ontario M5A 4K9 (Facsimile No.
         (416) 368-2502) not later than the close of business on June 21, 2005, or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjourned meeting.

3. If an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If the shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder's name must be printed in the space provided, the proxy must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

4. Reference is made to the accompanying management information circular (which is also a proxy statement under U.S. law) for further information regarding completion and use of this proxy and other information pertaining to the meeting. Before completing this proxy, non-registered holders should carefully review the section in the accompanying management information circular entitled "Non-Registered Shareholders" and should carefully follow the instructions of the securities dealer or other intermediary who sent this proxy.

5. If this proxy is not dated in the space provided, it is deemed to bear the date on which it is mailed.

6. If a share is held by two or more persons, any one of them present or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.